SIFCO Industries, Inc. (“SIFCO”) Announces
Second Quarter Fiscal 2014 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its second quarter of fiscal year 2014, which ended March 31, 2014.

Second Quarter

•	Net sales from continuing operations in second quarter fiscal 2014 increased 3.7% to $29.0 million, compared to $28.0 million in second quarter fiscal 2013.

•	Income from continuing operations before income tax provision in second quarter fiscal 2014 was $2.4 million compared with $2.5 million in second quarter fiscal 2013.

•
Net income from continuing operations for second quarter fiscal 2014 was $1.5 million, or $0.28 per diluted share, compared with net income of $1.8 million, or $0.33 per diluted share in second quarter fiscal 2013.

First Six Months

•	Net sales from continuing operations increased 0.4% in the first six months of fiscal 2014 to $55.7 million, compared to $55.5 million in the comparable period in fiscal 2013.

•	Income from continuing operations before income tax provision in the first six months of fiscal 2014 was $4.0 million compared with $4.4 million in the comparable period in fiscal 2013.

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Net income from continuing operations in the first six months of fiscal 2014 was $2.7 million, or $0.49 per diluted share, compared with net income of $2.9 million, or $0.55 per diluted share in the comparable period in fiscal 2013.

CEO Michael S. Lipscomb stated, "SIFCO’s year-over-year sales from its continuing operations reflect sustained growth in its aerospace component sales and a recovery in its energy component sales during the quarter. We foresee strong aerospace sales volume and continuing recovery in the energy markets as our customers introduce new products during the remainder of 2014. SIFCO continues to be well positioned for the remaining quarters in fiscal 2014.”

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production and sale of a variety of metal working services and products produced primarily to the specific design requirements of its customers. The services include forging, heat-treating, coating welding, machining and selective plating. The products include forged components (both conventional and precision), machined forged parts, other machined metal components as well as turbine engine component repairs. The Company’s operations were conducted in three business segments during fiscal 2013: (i) SIFCO Forged Components, continuing into fiscal 2014; (ii) Turbine Component Services and Repair ("Repair Group"), discontinued in fiscal 2013; and (iii) Applied Surface Concepts ("ASC"), divested in fiscal 2013. Due to the divestiture and discontinuation of the two segments in fiscal 2013, management now evaluates the Company as a single reporting segment in the Aerospace and Energy ("A&E") industries.

Second Quarter Ended March 31
(Amounts in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net sales	$29,044	$28,004	$55,696	$55,448
Cost of goods sold	22,740	22,098	43,822	43,678
Gross margin	6,304	5,906	11,874	11,770
Selling, general and administrative expenses	3,444	2,957	6,902	6,498
Amortization of intangible assets	545	493	1,090	1,051
Loss (gain) on disposal of operating assets	—	3	(2)	(122)
Operating income	2,315	2,453	3,884	4,343
Interest income	(5)	(9)	(9)	(14)
Interest expense	51	79	136	185
Foreign currency exchange (gain) loss, net	(1)	(8)	6	—
Other income, net	(108)	(109)	(217)	(186)
Income from continuing operations before income tax provision	2,378	2,500	3,968	4,358
Income tax provision	867	731	1,303	1,412
Income from continuing operations	1,511	1,769	2,665	2,946
Income (loss) from discontinued operations, net of tax	(85)	(334)	(292)	1,904
Net income	$1,426	$1,435	$2,373	$4,850
Income per share from continuing operations
Basic	$0.28	$0.33	$0.49	0.55
Diluted	$0.28	$0.33	0.49	0.55
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.02)	$(0.06)	$(0.05)	0.36
Diluted	$(0.02)	$(0.06)	$(0.05)	0.35
Net income per share
Basic	$0.26	$0.27	$0.44	0.91
Diluted	$0.26	$0.27	$0.44	0.90
Weighted-average number of common shares (basic)	5,407	5,364	5,393	5,353
Weighted-average number of common shares (diluted)	5,423	5,404	5,415	5,398

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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com